Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROTH CH ACQUISITION III CO.

Roth CH Acquisition III Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.            The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 13, 2019 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “Roth CH Acquisition II Co.”

2.            An amended and restated certificate of incorporation which both restated and amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), and such amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 2, 2021 (the “First A&R Certificate of Incorporation”). The name under which the First A&R Certificate of Incorporation was filed is “Roth CH Acquisition III Co.”

3.            This Second Amended and Restated Certificate of Incorporation (this “Second A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4.            This Second A&R Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5.            The First A&R Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of June 16, 2021, by and among the Corporation, Roth CH III Blocker Merger Sub, LLC, a Delaware limited liability company, BCP QualTek Investors, LLC, a Delaware limited liability company, Roth CH III Merger Sub, a Delaware limited liability company, BCP QualTek HoldCo, LLC, a Delaware limited liability company, and BCP QualTek, LLC, a Delaware limited liability company, in its capacity as the Equityholder Representative, (as amended, modified, amended and restated, supplemented or waived from time to time, the “Combination Agreement”).

6.            This Second A&R Certificate of Incorporation hereby amends and restates the provisions of the First A&R Certificate of Incorporation in its entirety as follows:

Article I
Name

Section 1.1            Name. The name of the Corporation is QualTek Services Inc.

Article II
Registered Agent

Section 2.1            Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle, County of Kent, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III
Purpose

Section 3.1            Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
Capitalization

Section 4.1            Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,001,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) 500,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second A&R Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock.

Section 4.2            Preferred Stock.

(a)            The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)              Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second A&R Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3            Common Stock.

(a)            Voting Rights.

(i)            Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote or holders of Class A Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii)           Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class B Common Stock, as such, shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power pursuant to this Second A&R Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(iii)           Except as otherwise provided in this Second A&R Certificate of Incorporation or required by applicable law and without limiting the rights or obligations of any party to the Investor Rights Agreement, dated on or about the date hereof, by and among the Corporation, the Sponsors (as defined in the Investor Rights Agreement), the Sellers (as defined in the Investor Rights Agreement) (each, a “Seller”, and collectively, the “Sellers”) and the other parties party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Investor Rights Agreement”), the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(b)            Dividends and Distributions.

(i)             Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii)            Class B Common Stock. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(c)            Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by each such stockholder. The holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)            Cancellation of Class B Common Stock. In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by the holder of the corresponding Common Unit (as defined in the Third Amended and Restated Limited Liability Company Agreement of QualTek Holdco, LLC (formerly known as BCP QualTek Holdco, LLC)), a Delaware limited liability company (“QualTek Holdco”), dated on or about the date hereof (as amended from time to time, the “QualTek Holdco A&R LLCA”), as set forth in the books and records of QualTek Holdco, including by virtue of any divestiture by such holder of such corresponding Common Unit, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class B Common Stock after the closing date (such date, the “Closing Date”) of the transactions contemplated by the Combination Agreement, other than in connection with the valid issuance of Common Units in accordance with the QualTek Holdco A&R LLCA.

(e)            Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding Common Units subject to Redemption (as defined in the QualTek Holdco A&R LLCA) from time to time.

(f)            Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Second A&R Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

Article V
By-Laws

Section 5.1            By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second A&R Certificate of Incorporation and without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement. Without limiting the rights or obligations of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws, or to adopt any provision inconsistent therewith.

Article VI
Board of Directors

Section 6.1            Board of Directors.

(a)            Board Powers. Except as otherwise provided in this Second A&R Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b)            Number, Election and Term.

(i)            Without limiting the rights or obligations of any party to the Investor Rights Agreement with respect thereto or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall initially be up to nine (9) and thereafter be determined from time to time by resolution adopted by the Board.

(ii)            Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders for the calendar year ended December 31, 2022, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders for the calendar year ended December 31, 2023 and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders for the calendar year ended December 31, 2024. At each annual meeting including and following the annual meeting of the stockholders for the calendar year ended December 31, 2022, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

(iii)            Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv)            Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

Section 6.2            Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights or obligations of any party granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled (a) by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders) or (b) upon the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6.3            Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.2.

Section 6.4            Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

Section 6.5            Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

Article VII
CONSENT OF STOCKHOLDERS IN LIEU OF Meeting, ANNUAL AND SPECIAL MEETINGS of Stockholders

Section 7.1            Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested.

Section 7.2            Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise provided in the By-Laws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

Article VIII
Limited Liability; Indemnification

Section 8.1            Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2            Indemnification and Advancement of Expenses.

(a)            To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 8.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)            The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Second A&R Certificate of Incorporation, the By-Laws, the Investor Rights Agreement, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)            Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second A&R Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)            This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

Article IX
DGCL Section 203

Section 9.1            DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 9.2            Permitted Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)            prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

(b)            upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)            at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent (notwithstanding the provisions of Article VII hereof), by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder; or

(d)            the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Section 9.3            Certain Definitions.

(a)            “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)            “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)            “BCP” means Brightstar Capital Partners, L.P. and its affiliates, together with their respective affiliates, subsidiaries, successors and assigns (other than the Corporation and its subsidiaries).

(d)            “BCP Direct Transferee” means any person that acquires (other than in a registered public offering) directly from BCP or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(e)            “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)            any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.2 is not applicable to the surviving entity;

(ii)            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)             any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(f)            “control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(h)            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (x) BCP or any BCP Direct Transferee, or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (y) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (I) further action not caused, directly or indirectly, by such person or (II) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(i)            “owner”, including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)            beneficially owns such stock, directly or indirectly; or

(ii)           has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(j)            “person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or other entity.

(k)            “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(l)            “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article IX to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

Article X
COMPETITION AND Corporate Opportunities

Section 10.1           Competition and Corporate Opportunities.

(a)             In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of the Sellers, the Sponsors and their respective Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sellers, the Sponsors and their respective Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Seller, any Sponsor, the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b)            None of (i) any Seller, (ii) any Sponsor or (iii) any Non-Employee Director or his or her Affiliates or Affiliated Entities (such Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(c). Subject to Section 10.1(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity or matter which may be a corporate or other business opportunity for itself, herself or himself and the Corporation or any of its, his or her Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its subsidiaries or any stockholder, as the case may be, and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders.

(c)            The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Corporation, such opportunity is one the Corporation is legally permitted to undertake and would otherwise be reasonable for the Corporation to pursue, in which case, the provisions of Section 10.1(b) shall not apply to any such corporate opportunity.

(d)            In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(e)            For purposes of this Article X, (i) “Affiliate” shall mean (A) in respect of a Seller or a Sponsor, any Person that, directly or indirectly, is controlled by such Seller or such Sponsor (as applicable), controls such Seller or such Sponsor (as applicable) or is under common control with such Seller or such Sponsor (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f)            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(g)            Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of (i) any business opportunity first identified, (ii) any other matter occurring, or (iii) any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second A&R Certificate of Incorporation, the By-Laws or applicable law.

Article XI
Severability

Section 11.1            Severability. If any provision of this Second A&R Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second A&R Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Article XII
Forum

Section 12.1            Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against the Corporation or any director, officer, other employee or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Second A&R Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against the Corporation or any current or former officer or director or other employee or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Delaware Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended as amended from time to time. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII
Amendments

Section 13.1            Amendments. Except as expressly provided in the remainder of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any services of Preferred Stock) and without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, this Second A&R Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 14th day of February, 2022.

ROTH CH ACQUISITION III CO.

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Co-Chief Executive Officer